Exhibit 107
Calculation of Filing Fee Table
424(b)(7)
(Form Type)
Borr Drilling Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common shares of par value $0.10 each	Rule 456(b) and Rule 457(r)	62,888,215	$3.72	$233,944,159.8	0.00015310	$35,816.85

Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$233,944,159.8		$35,816.85
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$35,816.85

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common shares on November 26, 2024, as reported on the New York Stock Exchange.
(2)
Represents deferred payment of the registration fees (in reliance upon Rules 456(b) and 457(r) of the Securities Act) in connection with the registrant’s Registration Statement on Form F-3ASR (Registration No. 333-266328) being paid herewith.